Exhibit 99.2

UNAUDITED PRO FORMA COMBINED BALANCE SHEET INFORMATION

The following unaudited pro forma combined Balance Sheet information combines the consolidated historical Balance Sheet of MYnd Analytics, Inc., a Delaware corporation (“MYnd”) and the consolidated historical Balance Sheet of Emmaus Life Sciences, Inc., a Delaware corporation (“Emmaus”) as of September 30, 2018, following the completion of a proposed reverse merger transaction (the “Reverse Merger”), in which Athena Merger Sub, Inc., (“Merger Sub”) a Delaware corporation that was newly-created as a wholly-owned subsidiary of MYnd (the “Company”) merged with and into Emmaus, and Emmaus remained as the surviving corporation of the Reverse Merger, becoming a wholly-owned subsidiary of the Company. Subject to the terms of the Merger Agreement, at the effective time of the Merger, Emmaus stockholders will receive a number of newly issued shares of MYnd common stock determined using the exchange ratio described previously in exchange for their shares of Emmaus stock. Following the Reverse Merger, stockholders of Emmaus will become the majority owners of MYnd. The combined company, led by Emmaus’ management team, is expected to be named “Emmaus Life Sciences, Inc.” Prior to the closing of the Reverse Merger, MYnd will seek shareholder approval to conduct a reverse split of its outstanding shares to satisfy listing requirements of the Nasdaq Capital Market (the “NasdaqCM”). The pro forma combined Balance Sheet presented herein reflects the effects of the Reverse Merger and exchange of shares (collectively the “Transactions”) as if they had been consummated on September 30, 2018.

The following unaudited pro forma combined Balance Sheet information is presented to illustrate the estimated effects of the Transactions. The unaudited pro forma combined Balance Sheet was prepared using the historical financial statements of MYnd Analytics, Inc. and Emmaus Life Sciences, Inc, as of September 30, 2018.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions and factually supportable.

The following information should be read in conjunction with the pro forma combined Balance Sheet information.

•	Accompanying notes to the unaudited pro forma combined Balance Sheet information,
•	Separate historical financial statements of MYnd Analytics Inc. for the year ended September 30, 2018 as filed in its annual report on Form 10-K with the Securities and Exchange Commission, and
•	Separate historical financial statements of Emmaus Life Sciences, Inc. for the three and nine months ended September 30, 2018 as filed in its quarterly report on Form 10-Q with the Securities and Exchange Commission including the Income Statements and footnotes thereto.

The unaudited pro forma combined Balance Sheet information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position actually would have been had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma combined Balance Sheet information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined Balance Sheet was prepared using the reverse acquisition application of the acquisition method of accounting as described in ASC 805-40-05-2, with Emmaus treated as the acquiror for U.S. GAAP accounting and financial reporting purposes. Accordingly, the unaudited pro forma combined Balance Sheet is presented as a continuation of Emmaus financial statements with an adjustment to reflect the issued equity capital of the former MYnd Analytics, Inc., the legal parent.

The information contained herein is preliminary and is subject to change as the parties to the Reverse Merger seek to satisfy the condition to closing of the Reverse Merger.

Investors should be aware that the Reverse Merger may not close, that the terms may change, that the spin-off of the MYnd subsidiary may not be completed as planned and that other changes may occur prior to the Closing thereof (if any).

UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF EMMAUS LIFE SCIENCES, INC.

SEPTEMBER 30, 2018

	Historical
Assets	Emmaus	Mynd	Pro Forma Adjustments	Notes	Emmaus Combined
Current Assets
Cash and cash equivalents	$16,662,211	$3,254,700	$(3,254,700)	(6)	$16,662,211
Accounts receivable, net	1,415,208	63,300	(63,300)	(6)	1,415,208
Inventories, net	3,347,229	—			3,347,229
Investment in marketable securities	61,585,792	—			61,585,792
Marketable securities, pledged to creditor	345,510	—			345,510
Prepaid expenses and other current assets	319,143	192,600	(192,600)	(6)	319,143
Total current assets	83,675,093	3,510,600	(3,510,600)		83,675,093

Property and equipment, net	152,490	110,800	(110,800)	(6)	152,490
Intangible assets	—	116,500	(116,500)	(6)	—
Goodwill	—	1,386,800	28,910,000	(4)	28,910,000
			(1,386,800)	(6)
Other noncurrent assets	977,990	27,100	(27,100)	(6)	977,990
Total Assets	$84,805,573	$5,151,800	$23,758,200		$113,715,573

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$7,542,026	$1,004,400	$(1,004,400)	(6)	$7,542,026
Deferred revenue	—	159,700	(159,700)	(6)	—
Deferred rent	13,915	—			13,915
Notes payable, net	4,384,241	—			4,384,241
Notes payable to related parties, net	1,344,973	—			1,344,973
Convertible notes payable, net	14,137,645	—	(12,723,881)	(3)	1,413,765
Convertible notes payable to related parties, net	400,000	—	(360,000)	(3)	40,000
Other current liabilities	2,138,562	1,300	(1,300)	(6)	2,138,562
Total current liabilities	29,961,362	1,165,400	(14,249,281)		16,877,482

LONG-TERM LIABILITIES
Deferred rent	273,150	—			273,150
Other long-term liabilities	39,531,500	112,200	(112,200)	(6)	39,531,500
Warrant derivative liabilities	1,722,000	—			1,722,000
Notes payable, net	6,670,000	587,700	(587,700)	(6)	6,670,000
Convertible notes payable, net	5,258,462	—	(4,732,616)	(3)	525,846
Convertible notes payable to related parties, net	12,934,388	—	(11,640,949)	(3)	1,293,439
Total Liabilities	96,350,862	1,865,300	(31,322,746)		66,893,417

STOCKHOLDERS’ EQUITY
Preferred stock — par value $0.001 per share, 20,000,000 shares authorized, none issued and outstanding	—	1,100	(1,100)	(1)	—
Common stock — par value $0.001 per share, 100,000,000 shares authorized, 35,952,805 shares issued and outstanding at September 30, 2018	35,953	7,400	1,100	(1)	38,074
			2,121	(2)
			(8,500)	(5)
Additional paid-in capital	126,137,862	89,257,700	29,457,446	(3)	184,503,187
			(2,121)	(2)
			8,500	(5)
			28,910,000	(4)
			(85,979,700)	(5)
			(3,286,500)	(6)
Accumulated other comprehensive income (loss)	(75,428)	—			(75,428)
Accumulated deficit	(137,643,676)	(85,245,300)	85,245,300	(5)	(137,643,676)
Non-controlling interest	—	(734,400)	734,400	(5)	—
Total stockholders’ equity (deficit)	(11,545,289)	3,286,500	55,080,946		46,822,157
Total liabilities & stockholders’ equity	$84,805,573	$5,151,800	$23,758,200		$113,715,573

NOTES TO UNAUDITED PRO FORMA

COMBINED BALANCE SHEET INFORMATION

Description of Transaction and Basis of Presentation

On January 4, 2019, MYnd entered into a Definitive Merger Agreement relating to a proposed reverse merger transaction pursuant to an agreement and plan of merger, in which Merger Sub, a Delaware corporation that was newly-created as a wholly-owned subsidiary of Mynd, will merge with and into Emmaus, and Emmaus will remain as the surviving corporation of the Reverse Merger, becoming a wholly-owned subsidiary of Mynd. As a result, the historical financial statements of Emmaus would constitute the historical financial statements of the merged companies.

Pro Forma Adjustments

There were no inter-company balances and transactions between MYnd and Emmaus as of the dates and for the periods of these pro forma combined financial statements.

The pro forma adjustments included in the unaudited pro forma combined Balance Sheet is as follows:

1)	To record the conversion of MYnd preferred stock into common stock concurrent with the Reverse Merger.

2)	To record the issuance of 94.1% of MYnd fully diluted shares in exchange for 100% of Emmaus Life Sciences, Inc. shares.

3)	To record the conversion of 90% of the convertible debt held by Emmaus concurrent with the Reverse Merger which amount is subject to change and which amount has been proposed by Emmaus, but is not assured and is subject to change.

4)	To record goodwill associated with the fair value of the shares received by the MYnd shareholders.

5)	To eliminate the equity accounts of MYnd outstanding concurrent with the Reverse Merger.

6)	To eliminate the asset and liabilities of MYnd outstanding concurrent with the Reverse Merger. The spin-off is subject to various conditions outside the control of MYnd and may not be completed in its entirety, if at all.